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                                                                    EXHIBIT 77C

RESULTS OF MEETING OF STOCKHOLDERS
(UNAUDITED)

The 3rd Annual Meeting of Stockholders of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) was held on April 17, 2013. Stockholders voted in favor of each of the two proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect two Directors to the Fund's Board, each to hold office until the 2015 Annual Meeting of Stockholders and all until their successors are elected and qualify:

DIRECTOR                       FOR        WITHHELD
--------                       ---        --------
Leroy C. Richie                14,325,866 270,750
William F. Truscott            14,340,126 256,490

PROPOSAL 2

To ratify the selection of PricewaterhouseCoopers LLP as the Fund's independent registered public accounting firm for 2013:

FOR                            AGAINST ABSTAIN
---                            ------- -------
14,549,287                     165,893 86,829